Exhibit 99.2

AMENDMENT TO 2011 STOCK INCENTIVE PLAN

This Amendment (“Amendment”) applies to the AdCare Health Systems, Inc. 2011 Stock Incentive Plan (the “Plan”) effective March 28, 2011.

WHEREAS, the Plan was initially adopted by AdCare on March 28, 2011 and provided for the issuance of up to 1,000,000 Options and Restricted Stock grants;

WHEREAS, pursuant to the meeting of the Shareholders of AdCare on June 1, 2012, the Shareholders agreed to increase the aggregate number of Shares which may be granted or awarded under the Plan to 2,000,000 Shares, subject to adjustments in accordance with paragraph 14 of the Plan; and

WHEREAS, this document is intended to amend the Plan to comply with the vote of the Shareholders on June 1, 2012.

NOW, THEREFORE, in consideration of the premises set forth herein, the parties hereby agree as follows:

Paragraph 5 of the Plan is hereby amended and restated as follows:

1.             Stock Subject to Plan.  The shares subject to Options and Restricted Stock grants under the Plan are the shares of common stock (“Common Stock”), no par value, of the Company (the “Shares”).  The Shares issued under the Plan may be authorized and unissued Shares, Shares purchased on the open market or in a private transaction, or Shares held as treasury stock.  The aggregate number of Shares which may be granted or awarded under the Plan may not exceed 2,000,000 Shares, subject to adjustment in accordance with the terms of paragraph 14 of the Plan.  The aggregate number of Shares that may be issued pursuant to the exercise of ISOs shall not exceed 2,000,000 Shares, subject to adjustment in accordance with paragraph 14 of the Plan.  The maximum number of Shares for which Awards may be granted under the Plan during any fiscal year to any one individual may not exceed 150,000 Shares subject to adjustment in accordance with the terms of paragraph 14 of the Plan.  The unpurchased Shares subject to terminated or expired Options, and Restricted Stock for which restrictions have not lapsed, may be offered again under the Plan.  The Board, in its sole discretion, may permit the exercise of any Option as to full Shares or fractional Shares. Proceeds from the sale of Shares under Options or Restricted Stock Agreements will be general funds of the Company.

This Amendment will only modify the Plan to the extent provided herein, all other provisions thereof remain unchanged and in full force and effect.

ADCARE HEALTH SYSTEMS, INC.
By: